Exhibit (15)(2)

AMENDMENT NO. 3 TO MASTER AGREEMENT

This Amendment No. 3 to Master Agreement is dated August 1, 2015 and is between Modern Woodmen of America (“Customer”) and se2, LLC, as successor to se2, inc. (“Vendor”).

The Parties entered into a Master Agreement effective as of April 15, 2011, as amended (the “Agreement”).  The Parties desire to further amend the Agreement, as more specifically described in this amendment.

Therefore, the parties agree as follows.

1.              Definitions; Effect.  Capitalized terms used but not defined in this amendment will have the meanings ascribed to those terms in the Agreement.  This amendment will form a part of the Agreement for all purposes, and the Agreement and this amendment will be read together.  Except as amended by this amendment, the Agreement will remain in full force and effect.

2.              Amendment to Exhibit 3 — Permitted Subcontractors.  Exhibit 3 to the Agreement is hereby amended by deleting it in its entirety and inserting in its place the new Exhibit 3 attached to this amendment as Appendix 1.

3.              Counterparts.  This amendment may be executed in two or more counterparts and by the parties in separate counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.  Counterparts may be delivered by facsimile or other electronic means.

The duly authorized representative of each party executed this Amendment No. 3 to Master Agreement effective as of the date set forth in the preamble.

Modern Woodmen of America

By:	/s/ Jerald J. Lyphout
Name:	Jerald J. Lyphout
Title:	National Secretary

se2, LLC

By:	/s/ James R. Schmank
Name:	James R. Schmank
Title:	SVP

APPENDIX 1

Exhibit 3

PERMITTED SUBCONTRACTORS

A.                                    Permitted Subcontractors.  Subject to the terms of the Agreement, Customer consents to Vendor’s use of the following Permitted Subcontractors to perform Restricted Activities and to the extent required to assist Vendor in performing Services, to Vendor disclosing Customer Confidential Information to such third parties.

Convey Compliance Systems, Inc. — withholding calculations, payments to taxing authorities, and tax statement mailing; Convey subcontracts to CDW for data hosting facilities and disaster recovery services and to Venture Solutions (f/k/a Scicom) for print services and incoming mail services.

CoSentry.net, LLC — back-up printing and disaster recovery.

Jayhawk File Express, LLC — file storage and document destruction.

Merrill Communications, LLC — producing, printing and mailing policy pages.

NTT DATA, Inc. — administrative services (e.g., setting up accounts for new business, indexing, marketing administration, finance (applying cash to accounts, completing rebalance and exchange requests, processing withdrawal and loan requests, completing updates to roles and non-financial information, creation and updating of systematic programs, internal and external reporting), quality assurance and audit support; information technology infrastructure support; application development, application maintenance and support; staff augmentation.  NTT DATA, Inc. subcontracts to NTT DATA Global Delivery Service Limited and NTT DATA Canada, Inc.

RR Donnelley Global Investment Markets, a division of RR Donnelley & Sons Company — compliance mailing and printing; RR Donnelley subcontracts to RTC Direct Mailing for prospectus, annual and semi-annual report mailing.

Spangler Graphics, LLC — compliance mailing.

Veritas Documents Solutions, LLC — compliance mailing.

B.                                    Permitted Disclosures.  Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to the following third parties in connection with Vendor performing Services:

Accenture LLP — systems upgrades and support; staff augmentation.

Actuarial Resources Corporation — staff augmentation.

AdvantageTech, Inc. — staff augmentation.

Alexander & Julian, Inc. — staff augmentation.

Andrew Reise, LLC dba Andrew Reise Consulting — staff augmentation.

C&A Technologies, Inc. d/b/a Aureus Group — staff augmentation.

Candid Source, LLC — staff augmentation.

CorporateHorizons, Inc. — staff augmentation.

CSP Group, Inc. — staff augmentation.

Deloitte Consulting, LLP -  staff augmentation.

Depository Trust and Clearing Corp. (Customer relationship) — positions, prices.

DST Systems, Inc. (Customer relationship) — FANmail/Vision, positions, prices.

Flexible Architecture and Simplified Technologies, Inc. — product setup, systems upgrades and support; staff augmentation.

GNC Consulting, Inc. — staff augmentation.

HMG Technologies, Inc.  — process improvement and staff augmentation.

Kansas Personnel Services, Inc., d/b/a Key Staffing — staff augmentation.

Kforce, Inc. — staff augmentation.

Levi, Ray, Shoup, Inc. — staff augmentation.

MegaForce LLC — staff augmentation.

Morgan Hunter Corporation — staff augmentation.

Obrien Group Consulting, LLC — process improvement.

Power IT Corporation — staff augmentation.

Premier Personnel, Inc., d/b/a Premier Employment Solutions — staff augmentation.

Premier Tech, Inc. -  staff augmentation.

R.T. Jones Search, LLC — staff augmentation.

Records Center of Topeka, a division of Underground Vaults & Storage, Inc. — back up tapes storage.

RiverPoint Group of Illinois, LLC dba RiverPoint Group, LLC — staff augmentation.

Robert Half International, Inc. -  staff augmentation.

Silicon Prairie Solutions, Inc. — staff augmentation.

Tahoe Partners LLC — staff augmentation.

Tallgrass Technologies, Inc. — staff augmentation.

Technisource, Inc. — staff augmentation.

TEKSystems, Inc. — staff augmentation.

TriCom Technical Services, L.C. — staff augmentation.

Triple I Corporation — staff augmentation.

Universal Conversion Technologies, LP — staff augmentation.

Venio LLC, d/b/a Keane — lost shareholder searches.

Vertex, Incorporated — staff augmentation.

Westaff (USA), Inc. — staff augmentation.

C.                                    Disclosure to Professional Advisors.  Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to its and its Affiliates’ attorneys and auditors.